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                                                                   EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of ACC Corp. on Form S-4 of our report on the consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1994 dated March 8, 1995, appearing in the Annual Report on Form 10-K/A of US WATS, Inc. for the year ended December 31, 1996, and to the use of our report dated March 8, 1995, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Baratz & Associates, P.A.

Marlton, New Jersey
January 22, 1998